Exhibit 99.1.

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 25, 2019	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES EARNINGS FOR THE THREE AND TWELVE MONTHS ENDED

DECEMBER 31, 2018

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp” or “NWIN”), the holding company for Peoples Bank (the “Bank”), reported an earnings increase of 40.0% for the three months ended December 31, 2018, compared to the same period in 2017. Net income totaled $2.6 million for the three months ended December 31, 2018, compared to $1.9 million for the three months ended December 31, 2017. The three-month earnings increase is related to a revaluation of the Bancorp’s net deferred tax asset during December 2017, that resulted in a one-time write down of $517 thousand that was recorded as additional income tax expense. The three-month earnings increase is also related to strong loan originations as well as the effects of the merger with First Personal Financial Corp. (“First Personal”), which closed during the third quarter of 2018.

The earnings of $2.6 million for the three months ended December 31, 2018, represent $0.86 earnings per basic and diluted share. For the three months ended December 31, 2018, the return on average assets (ROA) was 0.97% and the return on average equity (ROE) was 10.96%. At December 31, 2018, the Bancorp’s assets totaled $1.1 billion.

For the twelve months ended December 31, 2018, the Bancorp’s net income totaled $9.3 million, compared to $9.0 million for the twelve months ended December 31, 2017, an increase of 4.2%. The twelve-month earnings increase is related to strong loan originations as well as the effects of the merger with First Personal and the tax effects from the Tax Cuts and Jobs Act that, among other changes, reduces the corporate federal income tax rate from 34% to 21% and was effective January 1, 2018. The net income of $9.3 million for the twelve months ended December 31, 2018 represents $3.17 earnings per basic and diluted share. For the twelve months ended December 31, 2018, the ROA was 0.93% and the ROE was 9.88%.

On July 26, 2018, the Bancorp completed its previously announced acquisition of First Personal. During the twelve months ended December 31, 2018, the Bancorp has recorded one-time acquisition expenses of approximately $1.8 million related to the acquisition of First Personal.

In addition, on January 24, 2019, the Bancorp announced that it completed its acquisition of AJS Bancorp, Inc. (“AJSB”). During the twelve months ended December 31, 2018, the Bancorp has recorded one-time acquisition expenses of approximately $245 thousand related to the merger with AJSB.

Excluding the one-time acquisition costs, the Bancorp’s earnings for the twelve months ended December 31, 2018 increased by 24.3% resulting in an ROA of 1.11% and an ROE of 11.79%. See Table 1 below for a reconciliation of these non-GAAP figures to the Bancorp’s GAAP net income.

“With the full integration of our last acquisition, the Bank’s 2018 financial results reflect our ability to execute our strategy. Our earnings continue to be strong enough to provide a great return for shareholders while at the same time investing for the future. By combining operations, we are now a stronger Bank better capable of delivering on our mission to help our customers and communities be more successful,” said Benjamin Bochnowski, president and CEO.

“Our strategy has been simple: expand our market through organic growth and acquisitions, and better serve our customers through the efficient delivery of banking products,” continued Bochnowski. “We have been able to achieve both of those at the same time, which has increased both our scale and array of products the Bank has to offer. Strong increases in revenue from banking services reflect our ongoing focus on the customer and those products that help them better achieve their financial goals.”

“As we look forward to 2019, the Bank is positioned to continue to execute on this strategy. The just-completed acquisition of AJSB gives us a significant presence in the South Suburban Chicagoland market, and efforts to integrate them into Peoples Bank are expected to be completed by midyear. Although there are costs associated with integration, Peoples Bank is positioned to benefit from a larger balance sheet, a larger customer base, and more robust sources of bank services income,” added Bochnowski. “We remain more focused than ever on creating value for all of our stakeholders: our shareholders, our customers, our employees, and the communities we serve.”

“For 2018 the Bancorp’s earnings increased by 4.2%. This increase was supported by its ability to generate $34.4 million in net interest income, which increased by $3.6 million, or 11.7% during the year. Even as the Federal Reserve continued to increase short-term interest rates, the Bancorp’s net interest margin remained stable at 3.81%. During the year, loan balances increased by $144.2 million, or 23.2%. The strong loan growth generated additional interest income to offset increased funding costs. In addition, the Bancorp’s earnings have been enhanced by increased noninterest income, which increased by $1.3 million, or 17.4%,” said Robert Lowry, chief financial officer.

“During 2018, the Bancorp’s asset quality and capital position remained strong. Nonperforming loans to total loans was 0.90% at the end of 2018, while the allowance for loan losses (ALL) and purchased loan reserves represented 1.64% of total loans at year-end. The Bancorp’s tier 1 capital to adjusted average assets stood at 8.6% after the acquisition of First Personal. The Bancorp is well positioned for continued growth,” added Lowry.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $9.6 million for the three months ended December 31, 2018, compared to $7.8 million for the three months ended December 31, 2017, an increase of $1.8 million or 23.2%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.96% for the three months ended December 31, 2018, compared to 3.86% for the three months ended December 31, 2017. For the twelve months ended December 31, 2018, net interest income totaled $34.4 million, compared to $30.8 million for the twelve months ended December 31, 2017 for an increase of $3.6 million or 11.7%. The Bancorp’s net interest margin on a tax-adjusted basis was 3.81% for the twelve months ended December 31, 2018, compared to 3.84% for the three months ended December 31, 2017. The increased net interest income for both periods is a result of the acquisition through merger of the First Personal loan portfolio and strong loan originations.

Noninterest Income

Noninterest income from banking activities totaled $2.2 million for the three months ended December 31, 2018, compared to $1.9 million for the three months ended December 31, 2017, an increase of $292 thousand or 15.1%. For the twelve months ended December 31, 2018, noninterest income from banking activities totaled $9.1 million, compared to $7.8 million for the twelve months ended December 31, 2017, an increase of $1.3 million or 17.4%. The increase in noninterest income is related to an increase in income from banking services that is a result of the acquisition of First Personal as well as the Bancorp’s continued focus on being competitive within its market place. Current market conditions also provided opportunities to maintain securities cash flows, while recognizing gains from the sales of securities. The increase in gain on sale of loans held for sale is the result of continued efforts on loan growth and normal course of business sales.

Noninterest Expense

Noninterest expense totaled $8.5 million for the three months ended December 31, 2018, compared to $6.2 million for the three months ended December 31, 2017, an increase of $2.2 million or 35.6%. For the twelve months ended December 31, 2018, noninterest expense totaled $31.4 million, compared to $25.5 million for the twelve months ended December 31, 2017, an increase of $5.9 million or 23.1%. For the twelve months ended December 31, 2018, one-time expenses of $1.8 million have been incurred for the acquisition and merger of First Personal. For the twelve months ended December 31, 2018, one-time expenses of $245 thousand have been incurred for the acquisition and merger of AJSB. In addition to one-time expenses, the acquisition of First Personal and AJSB will also have an impact on the ongoing operating costs of the Bancorp.

For the twelve months ended December 31, 2018, the increase in compensation and benefits is the result of a continued focus on talent management and retention, as well as the acquisition of First Personal. The increase in data processing expense is primarily the result of data conversion expenses related to the acquisition of First Personal and accounts for approximately $982 thousand of the increase shown. The remainder of the increase in data processing is due to increased system utilization. The increase in marketing expense is a result of the acquisition of First Personal. The increase in other operating expenses is primarily related to the acquisition of First Personal and accounts for approximately $609 thousand of one-time expenses and approximately $301 thousand of ongoing expenses that make up the increase for the year ended December 31, 2018. The remainder of the increase in other noninterest expense is primarily related to a shared loss of $125 thousand from the operation of the wholly-owned subsidiary NWIN Risk Management, Inc. (a captive insurance subsidiary), as well as generally higher third party costs.

The Bancorp’s efficiency ratio was 72.2% for the twelve months ended December 31, 2018, compared to 66.2% for the twelve months ended December 31, 2017. Excluding the one-time acquisition expense, the efficiency ratio decreased to 67.4% for the twelve months ended December 31, 2018. See Table 1 below for a reconciliation of the non-GAAP figure to the Bancorp’s GAAP efficiency ratio. The efficiency ratio is determined by dividing total noninterest expense by the sum of net interest income and total noninterest income for the period.

Lending

The Bancorp’s loan portfolio totaled $764.4 million at December 31, 2018, compared to $620.2 million at December 31, 2017, an increase of $144.2 million or 23.2%. The increase is the result of the acquisition of First Personal as well as organic loan portfolio growth. During the twelve months ended December 31, 2018, $55.5 million in newly originated fixed rate mortgage loans were sold into the secondary market resulting in gains of $1.6 million. The loan portfolio represents 75.1% of earning assets and is comprised of 61.3% commercial related credits.

Investing

The Bancorp’s securities portfolio totaled $241.8 million at December 31, 2018, compared to $244.5 million at December 31, 2017, a decrease of $2.7 million or 1.1%. The securities portfolio represents 23.7% of earning assets and provides a consistent source of liquidity and earnings to the Bancorp. Cash and cash equivalents totaled $17.1 million at December 31, 2018, compared to $11.0 million at December 31, 2017, an increase of $6.1 million or 55.5%. The increase in cash and cash equivalents will be used to fund first quarter loan originations as well as the acquisition of AJSB.

Funding

At December 31, 2018, core deposits totaled $670.9 million, compared to $609.1 million at December 31, 2017, an increase of $61.8 million or 10.1%. The increase is the result of the acquisition of First Personal as well as the Bancorp’s efforts to maintain core deposits. Core deposits include checking, savings, and money market accounts and represented 72.2% of the Bancorp’s total deposits at December 31, 2018. During the first twelve months of 2018, balances for noninterest and interest bearing checking and savings accounts increased. The increase in these core deposits is a result of deposits that were acquired with the merger of First Personal and management’s sales efforts along with customer preferences for competitively priced short-term liquid investments. For the twelve months ended December 31, 2018, balances for money market accounts decreased as part of cyclical funds flows for municipality customers. At December 31, 2018, balances for certificates of deposit totaled $258.9 million, compared to $183.9 million at December 31, 2017, an increase of $75.0 million or 40.8%. In addition, at December 31, 2018, borrowings and repurchase agreements totaled $54.6 million, compared to $32.2 million at December 31, 2017, an increase of $22.4 million or 69.8%. The increase in short-term borrowings was a result of cyclical municipal deposit balance decreases.

Asset Quality

During 2018, the Bancorp’s management continued focusing on maintaining its historically strong loan underwriting standards. At December 31, 2018, non-performing loans totaled $6.9 million, compared to $5.2 million at December 31, 2017, an increase of $1.7 million or 32.4%. The Bancorp’s ratio of non-performing loans to total loans was 0.90% at December 31, 2018, compared to 0.84% at December 31, 2017. In addition, the Bancorp’s ratio of non-performing assets to total assets was 0.97% at December 31, 2018, compared to 1.00% at December 31, 2017.

For the twelve months ended December 31, 2018, $1.3 million in provisions to the ALL were required, compared to $1.2 million for the twelve months ended December 31, 2017, an increase of $108 thousand or 9.0%. The ALL provision increase is primarily a result of overall loan portfolio growth. For the twelve months ended December 31, 2018, charge-offs, net of recoveries, totaled $1.4 million. At December 31, 2018, the allowance for loan losses totaled $8.0 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.04% at December 31, 2018, compared to 1.21% at December 31, 2017. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 115.1% at December 31, 2018, compared to 143.3% at December 31, 2017. The decrease in the allowance for loan losses as a percentage of total loans and the coverage ratio are both related to the acquisition of the loan portfolio that was part of the First Personal acquisition and the result of acquisition accounting that requires loans be written down to fair value at acquisition.

Capital Adequacy

At December 31, 2018, shareholders’ equity stood at $101.5 million, and tangible capital represented 9.3% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2018 were 12.6% for total capital to risk-weighted assets, 11.6% for both common equity tier 1 capital to risk-weighted assets and tier 1 capital to risk-weighted assets, and 8.6% for tier 1 leverage capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $33.50 per share at December 31, 2018.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally managed and independent financial holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business, electronic and wealth management financial services from its 22 locations in Lake and Porter Counties in Northwest Indiana and South Suburban Chicagoland. NorthWest Indiana Bancorp’s common stock is quoted on the OTC Pink Marketplace and the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of NWIN. For these statements, NWIN claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this communication should be considered in conjunction with the other information available about NWIN, including the information in the filings NWIN makes with the SEC. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Forward-looking statements are typically identified by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include: difficulties and delays in integrating NWIN’s and AJSB’s businesses or fully realizing cost savings and other benefits; business disruption following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of NWIN’s and AJSB’s products and services; customer borrowing, repayment, investment, and deposit practices; customer disintermediation; the introduction, withdrawal, success, and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions, and divestitures; economic conditions; and the impact, extent, and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that the non-GAAP measures are helpful to investors because it assists in identifying one-time acquisition related noninterest expense and the impact on the performance ratios of return on average assets, return on average equity, and the efficiency ratio. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP earnings measures identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp

Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Return on equity	10.96%	8.11%	9.88%	9.90%
Return on assets	0.97%	0.82%	0.93%	0.98%
Basic earnings per share	$0.86	$0.66	$3.17	$3.13
Diluted earnings per share	$0.86	$0.66	$3.17	$3.13
Yield on loans	5.02%	4.52%	4.71%	4.45%
Yield on security investments	2.94%	2.64%	2.86%	2.61%
Total yield on earning assets	4.51%	3.98%	4.22%	3.91%
Cost of deposits	0.56%	0.30%	0.45%	0.27%
Cost of borrowings	2.71%	1.39%	2.25%	1.27%
Total cost of funds	0.72%	0.37%	0.57%	0.32%
Net interest margin - tax equivalent	3.96%	3.86%	3.81%	3.84%
Noninterest income / average assets	0.82%	0.84%	0.91%	0.85%
Noninterest expense / average assets	3.10%	2.71%	3.13%	2.80%
Net noninterest margin / average assets	-2.28%	-1.87%	-2.22%	-1.95%
Efficiency ratio	71.30%	63.97%	72.21%	66.17%
Effective tax rate	13.30%	38.04%	13.28%	24.26%
Dividend declared per common share	$0.30	$0.29	1.19	$1.15

	December 31,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
Net worth / total assets	9.26%	9.93%
Book value per share	$33.50	$32.14
Non-performing assets to total assets	0.97%	1.00%
Non-performing loans to total loans	0.90%	0.84%
Allowance for loan losses to non-performing loans	115.12%	143.26%
Allowance for loan losses to loans outstanding	1.04%	1.21%
Foreclosed real estate to total assets	0.15%	0.18%

Consolidated Statements of Income
(Dollars in thousands)	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans	$9,589	$6,928	$32,392	$26,859
Securities & short-term investments	1,797	1,649	7,058	6,499
Total interest income	11,386	8,577	39,450	33,358
Interest expense:
Deposits	1,268	584	3,799	2,059
Borrowings	486	172	1,292	533
Total interest expense	1,754	756	5,091	2,592
Net interest income	9,632	7,821	34,359	30,766
Provision for loan losses	358	478	1,308	1,200
Net interest income after provision for loan losses	9,274	7,343	33,051	29,566
Noninterest income:
Fees and service charges	1,036	907	3,866	3,311
Wealth management operations	443	444	1,696	1,711
Gain on sale of loans held-for-sale, net	598	317	1,619	1,200
Gain on sale of securities, net	45	102	1,200	860
Increase in cash value of bank owned life insurance	136	111	494	460
Gain on sale of foreclosed real estate	(100)	8	54	103
Other	66	43	170	107
Total noninterest income	2,224	1,932	9,099	7,752
Noninterest expense:
Compensation and benefits	4,367	3,372	16,412	14,219
Occupancy and equipment	1,129	739	3,653	3,281
Data processing	391	361	2,467	1,453
Marketing	184	126	707	595
Federal deposit insurance premiums	160	94	410	336
Other	2,222	1,543	7,734	5,604
Total noninterest expense	8,453	6,235	31,383	25,488
Income before income taxes	3,045	3,040	10,767	11,830
Income tax expenses	405	1,154	1,430	2,869
Net income	$2,640	$1,886	$9,337	$8,961

NorthWest Indiana Bancorp

Financial Report

Balance Sheet Data

(Dollars in thousands)

	December 31,	December 31,
	2018	2017	Change	Mix
	(Unaudited)	(Unaudited)%		%
Total assets	$1,096,158	$927,259	18.2%
Cash & cash equivalents	17,139	11,025	55.5%
Securities - available for sale	241,768	244,490	-1.1%

Loans receivable:
Construction and land development	64,433	50,746	27.0%	8.4%
1-4 first liens	220,302	169,072	30.3%	28.8%
Multifamily	47,234	43,369	8.9%	6.2%
Commercial real estate	253,104	211,090	19.9%	33.1%
Commercial business	104,162	76,851	35.5%	13.6%
1-4 Junior Liens	1,481	1,141	29.8%	0.2%
HELOC	43,958	35,629	23.4%	5.8%
Lot loans	3,064	3,069	-0.2%	0.4%
Consumer	5,320	461	1054.0%	0.7%
Farmland	241	-	100.0%	0.0%
Government	21,101	28,785	-26.7%	2.8%
Total loans	764,400	620,211	23.2%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	127,277	120,556	5.6%	13.7%
Interest bearing checking	214,400	188,467	13.8%	23.1%
Savings	160,490	129,702	23.7%	17.3%
MMDA	168,727	170,359	-1.0%	18.1%
Total core deposits	670,894	609,084	10.1%	72.2%
Certificates of deposit	258,892	183,920	40.8%	27.8%
Total deposits	929,786	793,004	17.2%	100.0%

Borrowings and repurchase agreements	54,628	32,181	69.8%
Stockholder's equity	101,464	92,060	10.2%

Asset Quality

(Dollars in thousands)

	December 31,	December 31,
	2018	2017	Change
	(Unaudited)	(Unaudited)%
Nonaccruing loans	$6,595	$4,996	32.0%
Accruing loans delinquent more than 90 days	321	227	41.4%
Securities in non-accrual	2,050	2,299	-10.8%
Foreclosed real estate	1,627	1,699	-4.2%
Total nonperforming assets	10,593	9,221	14.9%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	246	704	-65.1%
ALL general allowances for loan portfolio	7,716	6,778	13.8%
Total ALL	7,962	7,482	6.4%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	-	-	0.0%
Nonaccruing troubled debt restructurings, compliant (2)	125	-	0.0%
Accruing troubled debt restructurings	1,906	535	256.3%
Total troubled debt restructurings	2,031	535	279.6%

(1)	"non-compliant" refers to not being within the guidelines of the restructuring agreement

(2)	included in nonaccruing loan balances presented above

	At December 31, 2018
	(unaudited)
Capital Adequacy	Actual Ratio	Required to be well capitalized(1)

Capital Adequacy Bancorp
Common equity tier 1 capital to risk-weighted assets	11.6%	N/A
Tier 1 capital to risk-weighted assets	11.6%	N/A
Total capital to risk-weighted assets	12.6%	N/A
Tier 1 capital to adjusted average assets	8.6%	N/A

Capital Adequacy Bank
Common equity tier 1 capital to risk-weighted assets	11.2%	6.5%
Tier 1 capital to risk-weighted assets	11.2%	8.0%
Total capital to risk-weighted assets	12.2%	10.0%
Tier 1 capital to adjusted average assets	8.4%	5.0%

(1)	Effective January 1, 2015, new minimum capital requirements went into effect, which increased the Tier 1 capital to risk-weighted assets ratio to 8.0% to be well capitalized and also introduced a new common equity Tier 1 capital ratio of 4.5% (6.5% to be well capitalized).

Table 1 - Reconciliation of the Non-GAAP Earnings and Performance Ratios

Twelve Months
Ended
December 31,
2018
(Unaudited)
GAAP net Income	$9,337
GAAP income tax expense	1,430
GAAP income before income taxes	10,767
One-time acquisition costs	2,076
Pro forma income before income taxes	12,843
Pro forma income taxes	1,706
Pro forma net income	$11,137
Pro forma net income change	24.3%

($ in thousands)	(Unaudited)

For the twelve months ended, December 31, 2018	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$9,337	$1,800	$11,137
Average assets	$1,001,908		$1,001,908
ROA	0.93%		1.11%

($ in thousands)	(Unaudited)

For the twelve months ended, December 31, 2018	GAAP	One-time acquisition costs - tax effected	Non-GAAP
Net income	$9,337	$1,800	$11,137
Average equity	$94,460		$94,460
ROE	9.88%		11.79%

($ in thousands)	(Unaudited)

For the twelve months ended, December 31, 2018	GAAP	One-time acquisition costs	Non-GAAP
Noninterest expense	31,383	(2,076)	29,307
Interest income	39,450		39,450
Interest expense	5,091		5,091
Noninterest income	9,099		9,099
Efficiency ratio	72.21%		67.44%